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                                     EXHIBIT 99.2


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                              -------------------------
                                     NEWS RELEASE
                              -------------------------


                           PEGASUS GOLD INC. CONTINUES TO
                           TRADE ON THE MONTREAL EXCHANGE


SPOKANE, WA. - JANUARY 30, 1998 - Pegasus Gold Inc. (PGU - ME) announced that its shares will reopen for trading on the Montreal Exchange today. The Company and some of its subsidiaries filed voluntarily to reorganize under Chapter 11 on January 16, 1998 and the Montreal Exchange had halted trading on January 22, 1998. The Company is proceeding with the reorganization of its businesses and the restructuring of the outstanding obligations. While a plan of reorganization is being put together, daily mining operations continue at the Montana Tunnels, Diamond Hill and Florida Canyon mines. The Company expects to produce in excess of 200,000 ounces of gold during the year at a total cash cost of US$270 per ounce. Currently, the Company has approximately US$29 million in cash, which is expected to meet its cash requirements through 1998.

"I am pleased that after reviewing the Company's situation, the Montreal Exchange will reinstate trading in the Company's common shares," said Werner G. Nennecker, President and Chief Executive Officer.

By statute, the Company, as Debtor, has the sole right during an initial 120-day exclusive period to file a Plan of Reorganization. This initial period may be extended in complex cases such as this, with the prior approval of the Court.

Statements in this release which are not historical data are forward looking and involve a number of risks and uncertainties, including but not limited to the price of gold and other commodities and currencies, production, construction and permitting or regulatory delays, reserve estimation of tonnage, grade and metallurgical recoveries, exploration success and reserve growth, litigation, capital costs, and other risks that are detailed in the Company's SEC filings.

Pegasus Gold Inc. is an international gold mining company, headquartered in Spokane, Washington. The Company carries out exploration internationally through offices located in Santiago, Chile; and Panama City, Panama. The common shares of Pegasus are traded under the symbol PGU on the Montreal Exchange. The common shares also trade over the counter in the United States under the symbol PSGQF.

                                       - 30 -
FOR FURTHER INFORMATION, CONTACT:
John W. Pearson
Vice President, Investor and Public Relations
509-624-4653